EXPORTER SERVICES AGREEMENT

     This Exporter Services Agreement (this "Agreement") is effective as of the date of the last signature hereto (the "Effective Date") and is by and between AmericaTowne, Inc., a Delaware corporation doing business at 353 E. Six Forks Road, Suite 270 in Raleigh, North Carolina 27609 ("AmericaTowne"), and World Empowerment Import and Export, LLC a North Carolina LLC doing business at 405 Glenview Lane Durham, NC 27703 USA ("Exporter"). AmericaTowne and Exporter are collectively referred to as the "Parties" or each individually as a "Party".

     WHEREAS, AmericaTowne is a publicly-reporting company with the United States Securities and Exchange Commission (the "SEC"). Through those agreements disclosed in AmericaTowne's filings, it represents herein that it has the exclusive right, title and interest in certain intellectual property rights and other assets used in the introduction, maintenance and facilitation of the exportation of consumer goods into, amongst other countries, China, through the use of an international import trade platform ("AmericaTowne's Exporting Business").

     WHEREAS, AmericaTowne's Exporting Business consists or will consist of exhibition, showroom and display facilities, support office(s) and staff located in the United States and China, and the platform consists or will consist of a buyer's network, and online websites either directly owned by AmericaTowne or in a partnership with third-parties in order to support the exhibition center, showroom and network to market imported goods and services to consumers in China (collectively referred to as the "AmericaTowne Platform").

     WHEREAS, the AmericaTowne Platform is designed to save Exporter time, money, and other resources in testing the market to determine if a demand exists for their product or service in China. AmericaTowne will use its buyer's network, and staff in China and elsewhere to make its commercially reasonable best efforts to promote, distribute and market throughout the Exporter's goods and services and identify potential buyers and other business relationships for the Exporter's goods or services.

     WHEREAS, AmericaTowne's Exporting Business compliments, in certain circumstances, specific businesses under separate agreement with AmericaTowne through Management Services and Lease Agreements ("Management Agreement"). The Parties agree that unless otherwise agreed, the Exporter is not subject to the rights, duties or obligations under the Management Agreement; rather, the rights, duties and obligations set forth herein are distinct from those under the Management Agreement. The Parties agree that to the extent they are or shall become parties to a Management Agreement, this Agreement and the Management Agreement shall be merged forming a fully integrated agreement under Delaware law, and shall be read consistent with each other.

     WHEREAS, the Parties agree that these recitals are not mere statements but statements in which they have each relied on in entering into this Agreement.

     NOW, THEREFORE, for the consideration stated herein, the Parties agree as follows:

     1. Term and Termination. This Agreement shall be effective on the Effective Date. This Agreement shall expire fifteen (15) years after the Effective Date, unless otherwise extended herein pursuant to Section 7, or terminated early as provided below for breach of a representation, warranty or term or condition of performance. The Parties agree that termination of this Agreement does not terminate AmericaTowne's right to a Transaction Fee under Section 6(c).

     2. Good and Services Offered Through The AmericaTowne Platform. The goods and services covered by the AmericaTowne Platform, and the types of goods directed to wholesalers, agents, resellers or consumers, through online websites in China or physical locations, includes, but is not limited to, the following:

          (a) Imported food, agricultural, fishery and forestry products, personal care and daily necessities products, home decoration, accessories, and handicraft;

          (b) Imported aviation industry, aircraft and helicopter and general aviation sales, training, maintenance, and parts, operations, club and financing, yachts; jewelry, and other luxury items;

          (c) Imported hospital equipment and supplies, and medical equipment and supplies; general machinery, computers, electronics, equipment and supplies;

          (d) Leisure community development, and senior care facilities, senior care products, and senior care services;

          (e) Imported high-end technology, other imported items and investment and financial services; and/or

          (f) Other goods or services deemed appropriate by AmericaTowne based on its expertise and experience in the target markets.

     3. The AmericaTowne Platform Membership. For the consideration set forth herein, and pursuant to the terms and conditions of this Agreement, AmericaTowne hereby grants a membership license to Exporter to test, market and sample the Exporter's goods and services in China and any other proper location. The Exporter membership solely pertains to exporting in the Air-purification machines, water purification machines, food, medical equipment and advices and healthcare industry, and other areas as AmericaTowne Inc. designates.

     4. Sample and Test Market Program. For the consideration set forth herein, AmericaTowne shall provide Exporter with access to and participation in a sample and test market program assessing market acceptance and demand of their products or services through its "Sample and Test Market Program," which incorporates the following terms and conditions (where expanded or contracted where deemed necessary):

          (a) Exporter may send samples or examples of products or services, respectively, to the AmericaTowne Platform, and if deemed strategically beneficial by AmericaTowne, Exporter may send specific videos, brochures and other promotional material to explain, show, and demonstrate the products or services features to the Chinese consumer and or wholesale customers;

          (b) AmericaTowne agrees that Exporter, other than the consideration set forth herein, shall not be charged any extra amounts for participation in the Sample and Test Market Program;

          (c) Exporter agrees to be responsible for those costs associated with packaging, shipping and other reasonable and commercially acceptable costs to send the samples to the AmericaTowne Trading Platform, including where applicable, Value Added Tax (VAT) or custom costs;

          (d) Upon receipt of samples, brochures, and other promotional and marketing materials, AmericaTowne will be responsible for displaying Exporter's goods and services in its online portal, and/or exhibition and showroom facilities in China, as well as marketing Exporter's products through marketing channels. AmericaTowne, in conjunction with any representative of Exporter, will exercise commercially reasonable discretion in determining how Exporter's products and services are exhibited in the AmericaTowne Trading Platform;

          (e) AmericaTowne will use its best efforts to match Exporter with an end buyer of its products or services. Exporter agrees that there is no assurance that a demand for its product will exist or an end buyer will be found. The Sample and Test Market Program allows Exporter an opportunity to (i) test the demand and market for its products and service by exhibiting it products or service in the AmericaTowne Platform, and (ii) receive follow-on orders for its products or services, if a demand and buyers exist, without expending normal costs for exporting; and

          (f) Exporter has one-year from the Effective Date to participate in the Sample and Test Market Program. Afterwards, provided no transaction has occurred in the AmericaTowne Trading Platform, Exporter agrees to pay a fee equal to 25% of the original Service fee within thirty (30) days (the "Extension Fee"). To the extent the Extension Fee is not paid, Exporter's participation and membership in the Sample and Test Program terminates. In the event of termination, the Parties agree that the balance of this Agreement remains in full force and effect.

     5. Accepted Market Program. Provided that AmericaTowne concludes that the Sample and Test Market Program has resulted in market demand and target consumers for Exporter's goods and services, AmericaTowne will notify Exporter within a commercially reasonable time of its opinions, conclusions and recommendations, and in turn, provide the following services (the "Accepted Market Program"):

          (a) Advise Exporter in the negotiation of price, and terms and conditions of sale of Exporter's goods and/or services;

          (b) Assist Exporter in all phases of the exporting process, including but not limited to, labeling and preparation for exporting, customs inspection and clearance, shipping, warehousing, and payment; and

          (c) Propose form and substance of purchase orders to be presented to the target buyer setting forth, amongst other things, terms and conditions of sale, costs, and payment to the Exporter (or its assignee or designee) with AmericaTowne being responsible for currency exchange into United States dollars;

          (d) AmericaTowne will advise Exporter of the various components of the selling price including, but not limited to, normal product costs, shipping costs, other related expenses, and customs and VAT. Exporter will make the final determination of its sale price offered to the buyer;

          (e) AmericaTowne will advise Exporter on available incentives and accommodations as a result of AmericaTowne operating out of a Bonded Port Zone in China, such as, but not limited to, making the determination that the buyer assumes VAT and customs costs by including such costs in the price of the product or service, and reduced warehousing and logistics product costs in China;

          (f) From time to time state and federal agencies will have marketing and promotional programs to assist small businesses in exporting their products and services. AmericaTowne will work with Exporter, where warranted, to take advantage of the various funding, grants and promotional opportunities available;

          (g) In certain cases, special certification will be required from the appropriate authorities in China, prior to export of Exporter's goods and/or services in conjunction with an end buyer's purchase order. In such a case, AmericaTowne will assist Exporter in securing the proper certification. Exporter agrees to be responsible for all costs of such certification. Prior to any such certification action, AmericaTowne will advise Exporter, and Exporter will have the sole discretion to determine if a certification is to be obtained, and understand if such certification is obtained, Exporter (or its assignee or designee) is responsible for the costs of certification.

     6. Consideration. Exporter agrees to pay the following consideration for the services set forth herein:

          (a) Service Fee. Subject to Section 6(c), Exporter agrees to pay AmericaTowne a nonrefundable service fee of $30,000.00 USD on the Effective Date (the "Service Fee"), which is to be applied against the services provided by AmericaTowne in the AmericaTowne Platform, Sample and Test Market Program, and if applicable, Accepted Market Program. The Service fee is to be paid as follows: $10,000 upon signing this agreement; and monthly payments of $1,000 a month for twenty months after signing this agreement. The first monthly payment will start on 28 December 2014, and run for 19 consecutive months. At the discretion of AmericaTowne Inc. the Exporter may be required to sign a note for outstanding service fees. In addition AmericaTowne Inc. at its sole discretion may exchange other assets or items of value for payments due.

          (b) Transaction Fee. Exporter agrees to pay a transaction fee for each transaction between Exporter and the end buyer arranged through or facilitated by AmericaTowne in the amount of 5% (the "Transaction Fee"). The Transaction Fee shall be first deducted by AmericaTowne from the amount the end buyer owes Exporter, plus other fees, if any, agreed to by Exporter with the balance remitted to Exporter within two (2) days of receipt from the end buyer, unless commercial circumstances dictate additional time.

          (c) Refund of Service Fee. From time to time there may be products or services that are on the restricted import list in China. If Exporter's product or service is on this list, AmericaTowne will advise Exporter of such restriction and Exporter will be entitled to a refund of the Service Fee minus any setoffs due under this Agreement, i.e. outstanding Transaction Fee. This Section 6(c) shall be null and void upon termination of this Agreement, as provided for in Section 1, above.

     7. Extension of Term. Provided Exporter's goods and services are in demand and Exporter is processing sales generating Transaction Fees, as set forth in Section 6, within fifteen (15) years from the Effective Date, Exporter shall have an option to (a) continue with its membership under Section 2 at no additional fee, or (b) option of developing single point of sales, distribution, networking, and logistics facilities separate and distinct from AmericaTowne for a mutually agreeable reduced rate, which shall be agreed upon in writing prior to thirty (30) days from the termination of fifteen (15) years from the Effective Date. The Exporter has the option of choosing option (b) above at its discretion.

     8. Right to Use Promotional Material and Ownership of Samples. Exporter grants AmericaTowne exclusive rights to use the marketing and promotional material provided by Exporter and Exporter certifies that it has complied with any and all intellectual property rights pertaining to the material provided. Any and all Exporter samples sent to the AmericaTowne Platform shall become the property of AmericaTowne once received and will be solely used to promote and market Exporter's products or service within AmericaTowne Platform.

     9. Country of Origin Taxes and Fees. Exporter agrees that it is solely responsible for paying any and all taxes, if required, to the country of origin of the goods and services. For purchase and sales orders received after the Sample and Test Market Program, Exporter agrees that any customs and VAT payable in China will be paid by either including any such taxes in the end buyer's purchase price in the purchase order, and paying such taxes upon payment by buyer or paying such taxes directly to customs prior to the goods being accepted by the buyer.

     10. Liability and Claims. AmericaTowne shall in no circumstance be liable to Exporter or authorized users of the AmericaTowne Platform for any error, mistake, misuse, delay, loss or omission whatsoever and howsoever occurring in communications between them or the level of safety with which they are conducted. Exporter unconditionally and irrevocably undertakes that it will not make any claim either legal or equitable against the Company, its affiliates and/or agents for any losses, damages, costs or expenses that it may suffer or incur as a result of or otherwise in connection with such error, mistake, misuse, delay, loss or omission.

     11. Indemnity. Exporter agrees to fully and unconditionally indemnify and hold AmericaTowne, and its agents, representatives, contractors, attorneys and employees harmless against any claims, damages, penalties, losses or any expenses howsoever incurred as a result of or in connection with (i) any breach or alleged breach of representation, warranty or undertaking given by the exporter herein; (ii) any infringement or alleged infringement of intellectual property rights, including but not limited to patents, registered designs, copyrights or trade mark infringement arising as a result of the insertion of any material by Exporter or any agent of Exporter in AmericaTowne's website and/or AmericaTowne Platform; (iii) any claim that the material involves false or deceptive advertising or sale practices; (iv) any claim arising or in connection with proof of quality and/or (v) any third party claims whatsoever arising in or derived from or as a result of the insertion or providing any material by Exporter.

     12. Proof of Quality. All statements, claims or representations ("Claims") in material submitted by Exporter for its products or services regarding the quality of its products or services must be (a) accompanied by a clear and written reference in the material to the independent survey, research or other source upon which the Claims are based; and (b) supported by the relevant independent survey, research or other source, a copy of which must be provided to AmericaTowne.

     13. Representations and Warranties of Exporter. Exporter hereby represents and warrants to AmericaTowne as follows:

          (a) This Agreement has been duly and validly executed and delivered by an authorized person and constitutes Exporter's legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Agreement is within the signator's legal capacity and power; has been duly authorized by all requisite action on the signator's part; requires the approval or consent of no other persons; and neither violates nor constitutes a default under the (a) provision of any law, rule, regulation, order, judgment or decree to which Exporter is subject or which is binding upon Exporter, or (ii) the terms of any other agreement, document or instrument applicable to Exporter or binding upon it.

          (b) That, in the event of any breach by Exporter of any of its warranties, undertakings and/or other provisions of this Agreement, AmericaTowne shall have the right at its sole and absolute discretion to remove from the AmericaTowne Platform any material or samples placed by Exporter and/or to terminate this Agreement immediately without notice, in which case AmericaTowne shall not be liable to refund the Service Fee or any earned, but yet paid, Transaction Fee for such material so removed and Exporter hereby undertakes that it will not make any claims both legal or equitable against AmericaTowne, its employees, contractors, attorneys and/or agents for any losses, damages, costs or expenses that it may suffer or incur as a result of or otherwise in connection with such removal.

          (c) Exporter represents and warrants that it shall act in good faith in all respects and undertakes that (i) no third party intellectual property rights or any other rights will be infringed as a result of the publication of any listing on the AmericaTowne Platform or any website utilized by AmericaTowne in featuring Exporter's products or services and/or in any material supplied by Exporter to AmericaTowne in relation to or otherwise in connection with Exporter's products or services; (ii) all of Exporter's products or services comply with and will comply with all applicable laws and regulations, including without limitation, those relating to advertising; (iii) Exporter has obtained all necessary consents and licenses for using the products or services; and (iv) Exporter, if exporting US origin automobiles, will only export used automobiles, at no time will the Exporter attempt to export new automobiles from the US to China through the AmericaTowne Platform.

          (d) Exporter agrees that AmericaTowne reserves the sole and absolute discretion to decline to publish any material if it reasonably suspects that Exporter may involve the infringement of intellectual property rights or other rights of any third party, unless Exporter can, within three (3) business days of being requested to do so, provide evidence to the satisfaction of the AmericaTowne that it has the right to place use the material in question and/or the material does not infringe any intellectual property rights of any third party. Exporter agrees that AmericaTowne shall remove the material immediately if it reasonably suspects that the material may involve the infringement of intellectual property rights or other rights of any third party, unless it subsequently determines, using its own discretion, that the material does not infringe any intellectual property rights of any third party.

          (e) EXPORTER ACKNOWLEDGES AND AGREES THAT IT HAS READ THIS AGREEMENT AND AGREE TO ALL ITS TERMS AND CONDITIONS. EXPORTER

HAS INDEPENDENTLY EVALUATED THE DESIRABILITY OF PARTICIPATING IN THE AMERICATOWNE PLATFORM, SAMPLE AND TEST MARKET PROGRAM, AND IF APPLICABLE, ACCEPTED MARKET PROGRAM AND IS NOT RELYING ON ANY REPRESENTATION, GUARANTEE, OR STATEMENT OTHER THAN AS SET FORTH IN THIS AGREEMENT.

     14. Representations and Warranties of AmericaTowne. AmericaTowne hereby represents and warrants to Exporter as follows:

          (a) It shall provide Exporter to a full-time staff in China to provide support and assistance, and to identify a network of potential buyers in China for Exporter's products and services;

          (b) It shall provide and coordinate any and all actions and procedures for customs and inspection clearance procedures and methods for Exporter that will allow them to clear customs and inspection in China in a prompt manner;

          (c) It shall provide methods and procedures for Exporter's products and services to be sampled and displayed in the AmericaTowne Platform;

          (d) It shall exercise commercially reasonable efforts to ensure that Exporter shall pay the least amount of VAT and other taxes required by the laws of China in full compliance with the laws of China;

          (e) It shall exercise commercially reasonable efforts in providing various financial programs to assist and support buyers in purchasing products from Exporter; and

          (f) It shall exercise commercially reasonable efforts to ensure high-level government officials from the Africa, USA and China in commerce, trade, investments and policy are invited to review and participate in the AmericaTowne Platform.

     15. Relationship of Parties. The Parties agree that AmericaTowne is an independent contractor, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, or employment relationship between them.

     16. Limitation of Liability. Exporter agrees that AmericaTowne will not be liable for any indirect, incidental, special, or consequential punitive or multiple damages, including without limitation any damages resulting from loss of use, loss of business, loss of revenue, loss of profits, or loss of data, arising in connection with this Agreement, AmericaTowne's performance of services or of any other obligations relating to this Agreement, even if AmericaTowne has been advised of the possibility of such damages. The foregoing limitation of liability shall apply regardless of the cause of action under which such damages are sought.

     17. Disclaimers of Warranty. AmericaTowne makes no express or implied warranties or representations with respect to the AmericaTowne Platform, Sample and Test Market Program, or Accepted Market Program (including, without limitation, warranties of fitness for a particular purpose, merchantability, non-infringement, or any implied warranties arising out of a course of performance, dealing, or trade usage). In addition, AmericaTowne makes no representation that the operation of the AmericaTowne Platform (including exhibition showrooms, websites and other network properties) will be uninterrupted or error-free, and AmericaTowne will not be liable for the consequences of any interruptions or errors.

     18. Settlement of Disputes. The Parties agree to use their best efforts to settle any dispute arising from the interpretation or performance in connection with this Agreement through negotiations. In case no settlement can be reached, subject to Section 25 or Section 26, below, either Party may submit such matter to the American Arbitration Association ("AAA").The proceedings shall be conducted in English and be conducted in Mecklenburg County, North Carolina, the United States of America. The arbitration award shall be final and binding upon the Parties. This Section shall not be influenced by the termination or elimination of this Agreement. Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

     19. Force Majeure. Force Majeure, which includes but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the Party's reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected Party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other Party, without delay.

     20. Notices. Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English and shall be deemed to be duly given when it is delivered by email to the address stated below, or as subsequently supplemented, or by regular United States mail to the addresses identified in the introductory paragraph of this Agreement.

     21. Severability. Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

     22. Amendments and Supplement. Any amendment and supplement of this Agreement shall come into force only after Parties sign a written document.

     23. Governing Law; Consent to Jurisdiction. This Agreement will be governed, construed and enforced in accordance with and governed by the laws of the United States and the State of Delaware applicable to agreements made and to be performed in such jurisdiction without reference to conflicts of law principles.

     24. Attorney's Fees. If a Party shall commit a material breach of a term hereof, such party shall pay to the successful party all of the successful party's costs and expenses, including, without limitation, attorneys' and expert witness fees, incurred by such party in enforcing the terms of this Agreement.

     25. Confidentiality. The Parties agree that, by virtue of this Agreement, they may receive or become aware of information belonging or relating to the other, its business, business plans, affairs or activities, which information is confidential and proprietary to the other party and/or its suppliers and/or customers and in respect of which they are bound by a strict duty of confidence ("Confidential Information").

     In consideration of such Confidential Information being disclosed or otherwise made available to either Party for the purposes of the performance of this Agreement, the Parties agree that they will not at any time, either before or after the termination of this Agreement, and either directly or indirectly, disclose, divulge or make unauthorized use of any Confidential Information, except to the extent to which such Confidential Information, is publicly known at the time of its disclosure or being made available to them; (b) after such disclosure or being made available to them, becomes publicly known otherwise than through a breach of this provision; and/or (c) disclosure is required by law, regulation or order of a competent authority (including any regulatory or governmental body or securities exchange) by a Party, provided that, where practicable, the other Party is given reasonable advance notice of the intended disclosure. The Parties agree that upon the earlier of a request from the other party or the termination of this Agreement, each Party shall return to the other or destroy all documents or records in any medium or format containing any Confidential Information that are in its possession or control and will not retain any copies of them, and the provisions of this Section 24 will continue without limit of time, notwithstanding the termination of this Agreement for any reason.

     This Section 25 does not apply to AmericaTowne's reporting obligations as a publicly-reporting company under the rules promulgated by the SEC.

     The Parties irrevocably consent that any legal action or proceeding against them under, arising out of or in any manner relating to this Section 24, may be brought only in a court with jurisdiction located in, or the federal district court the district of which includes, Mecklenburg County, North Carolina and the Parties each irrevocably consent to that venue and to the personal jurisdiction thereof. The Parties hereby expressly and irrevocably waive any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

     26. Noncompetition and Noncircumvention. The Parties agree that each will refrain, directly or indirectly from utilizing information gained from the other in a way other than as contemplated hereunder. Further, neither Party will circumvent the other by attempting to take advantage of research and development performed by the other. The Parties agree that this Section 26 is an essential and material part of this Agreement. As of the Effective Date, Exporter agrees that it will take no action to compete with or adversely affect AmericaTowne's efforts to secure funding, where necessary, primarily through Exim Bank and elsewhere under the guidance and the direction of AmericaTowne. As such, no Party to this Agreement shall attempt to compete or circumvent in any way at any time the purpose of this Agreement or those including the entities and people that have been charged to carry out this Agreement.

     The Parties irrevocably consent that any legal action or proceeding against them under, arising out of or in any manner relating to this Section 26, may be brought only in a court with jurisdiction located in, or the federal district court the district of which includes, Mecklenburg County, North Carolina and the Parties each irrevocably consent to that venue and to the personal jurisdiction thereof. The Parties hereby expressly and irrevocably waive any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

     27. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Nothing in this Agreement shall be construed to create any rights in third parties as third-party beneficiaries or otherwise. This Agreement shall not be assigned to any party.

     28. Counterpart Signatures. This Agreement may be executed in numerous counterparts,

all of which shall be considered one and the same agreement. For purposes of this Agreement, facsimile or electronic signatures shall be considered original signatures.

     29. Assignment and Subcontracting. This Agreement is personal to the Parties and, except to the extent necessary for the collection of outstanding bills through a factoring agent, Exporter shall not without the prior written approval of the Company: (a) assign, mortgage, charge or otherwise transfer or deal in, or create any trust over, any of its rights; or (b) subcontract or otherwise delegate the whole or any part of its rights or obligations under this contract to another person.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative.

AMERICATOWNE

By: /s/Alton Perkins
Name: Alton Perkins, CEO
Date: Nov 6, 2014

EXPORTER

By: /s/Lillian Kathungu
Name: Lillian Kathungu, President
Date: Nov 6, 2014